GEOCOM RESOURCES INC.

(the “Company” and/or “Geocom”)

Suite 413 – 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

GEOCOM AND KINROSS GOLD CORPORATION MOBILIZE FOR THE SOUTH CHILE PROJECTS EVALUATION

BELLINGHAM, WA – January 11 2006 - Geocom Resources Inc. (OTCBB: GOCM) is pleased to announce that the Company and Kinross Gold Corporation (“Kinross”) (NYSE: KGC, TSX: K) have mobilized their geologic teams to Region Ten of south Chile to evaluate its claims and to develop drill targets.

In November 2006 Geocom and Kinross staked a total of 318 claims in six separate claimblocks in Region Ten, based on anomalous multi-element sample results and prospective geology that exhibited the conditions to develop potentially economic mineral deposits. The total number of hectares acquired is 91,700, which is equivalent to 354 square miles.

Four technical teams have been deployed to conduct mapping and detailed sampling on six high-priority targets: the Chaiten copper-gold-molybdenum porphyry, the Cerro Primero disseminated gold target, the Cerro Vaca gold target, Cerro Mera gold-zinc-copper skarn target, the Cerro Condor gold zone, and the Rio Azulado porphyry copper target.

As part of the Rio Azulado evaluation, the Tigre high-grade silver zone will be sampled. Numerous secondary targets will be evaluated after the primary targets have been developed to drill-ready status.

Geocom and Kinross management are pleased with the results to date, and have fast-tracked the development of potential drill targets on the joint venture’s claims. Due to the success achieved by the initial reconnaissance program, additional exploration in new areas of Region Ten is planned.

This exploration venture with Kinross is a further implementation of Geocom’s business strategy of developing new exploration targets that it considers to have solid development potential, and then forming ventures with solid operating companies for continued development. In the view of management, such ventures will allow Geocom to continue its exploration efforts while maintaining an interest in its developing properties.

For further information please contact Samantha Haynes at 800.539.0289 or via e-mail at ir@geocom-resources.com.

On behalf of the Board of Directors

John E. Hiner, President & CEO

About Geocom Resources Inc.

Geocom Resources Inc. (OTCBB: GOCM) is a U.S.-based mineral exploration company focused on acquiring and developing mineral resources in geologically acceptable and politically stable countries of the world. The Company is presently active in Alaska, Argentina, Nevada, and Chile. The Company focuses on development of projects that are or will be of interest to mid-size or major producers with the goal to form joint ventures on such projects. Geocom expects to grow and maintain an interest in mines operated by its partners, allowing it to build value through continued exploration. To find out more about Geocom Resources Inc. please visit www.geocom-resources.com

Safe Harbor Statement:

Statements in this document that are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the joint evaluation and exploration program between Geocom and Kinross regarding potential drill targets in Region X of south Chile. Factors that could cause actual results to differ materially include risks and uncertainties of such as the failure or inability of the parties to enter any formal joint venture agreement, or either Geocom or Kinross being unable or unwilling, whether for financial reasons or otherwise, to perform obligations under any joint venture agreement, the inability of either party to continue working in Chile, the inability of either party to finance planned exploration, drilling and work programs, as required from time to time, and any unforeseen difficulties in commencing or completing such program, or the results of the programs not showing any commercially feasible grades of minerals, any of which could, among other things, delay, impede or prevent the planned explorations and harm the viability of Geocom.